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                                                            Exhibit 99.(h)(6)(a)

                AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT

     THIS AMENDMENT NO. 1 TO SHAREHOLDER SERVICES AGREEMENT ("Amendment") effective as of April 1, 2004, by and between FARM BUREAU LIFE INSURANCE COMPANY (the "Company") and AMERICAN CENTURY INVESTMENT SERVICES, INC. ("Distributor"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

     WHEREAS, the Company and Distributor are parties to a certain Shareholder Services Agreement dated September 26, 2001 (the "Agreement"), in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the "Contracts");

     WHEREAS, the parties have agreed to revise the method in which payments to the Company are calculated;

     WHEREAS, the parties now desire to further modify the Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

     1. COMPENSATION AND EXPENSES. Section 2(c) is hereby deleted in its entirety and the following paragraph is substituted in lieu thereof:

               "(c) For purposes of computing the payment to the Company contemplated by this SECTION 2, the average aggregate amount invested by the Company on behalf of the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each calendar day during the month and dividing by the total number of calendar days during such month."

     2. RATIFICATION AND CONFIRMATION OF AGREEMENT. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

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     3.   COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

     4. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.


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
FARM BUREAU LIFE                                     AMERICAN CENTURY
INSURANCE COMPANY                                    INVESTMENT SERVICES, INC.

By:     /s/ Dennis M. Marker                         By:    /s/ William M. Lyons
       ------------------------                             -------------------------
Name:   Dennis M. Marker                             Name:  William M. Lyons
       ------------------------                             -------------------------
Title:  Vice President - Investment Administration   Title: President
       -------------------------------------------          -------------------------
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